EXHIBIT H(1)

                                    FORM OF
             ADMINISTRATIVE AND TRANSFER AGENCY SERVICES AGREEMENT

        AGREEMENT, dated as of , 2000 by and between The Diversified Investors Funds Group II (formerly The Diversified Investors Strategic Allocation Funds), a Massachusetts business trust having a Declaration of Trust on file with the office of Secretary of State of the Commonwealth of Massachusetts (the "Trust"), with respect to the shares of beneficial interest (par value $0.00001 per share) of the Trust (the "Shares") divided into the following series:
Diversified Institutional Money Market Fund, Diversified Institutional High Quality Bond Fund, Diversified Institutional Intermediate Government Bond Fund, Diversified Institutional Core Bond Fund, Diversified Institutional High-Yield Bond Fund, Diversified Institutional Balanced Fund, Diversified Institutional Value & Income Fund, Diversified Institutional Growth & Income Fund, Diversified Institutional Equity Growth Fund, Diversified Institutional Special Equity Fund, Diversified Institutional Aggressive Equity Fund and Diversified Institutional International Equity Fund (together with any series which may in the future be established and become subject to this Agreement in accordance with Section 12 hereof, the "Series"), and Diversified Investment Advisors, Inc., a Delaware corporation (the "Administrator").

                              W I T N E S S E T H:

        WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

        WHEREAS, the Trust wishes to engage the Administrator to provide certain administrative, transfer agency and management services to the Series, and the Administrator is willing to provide such administrative and management services to the Trust and each Series, on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

        1. Duties of the Administrator. Subject to the general direction and control of the Board of Trustees of the Trust, the Administrator shall perform

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such administrative and management services as may from time to time be reasonably requested by the Trust, which shall include without limitation: (a) providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for performing the administrative and management functions herein set forth; (b) arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law; (c) supervising the overall administration of the Trust, including negotiation of contracts and fees with and the monitoring of performance and billings of the Trust's custodian, shareholder servicing agents, and other independent contractors or agents; (d) preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, registration fee filings, prospectuses and statements of additional information, semi-annual and annual reports to shareholders, proxy statements and tax returns; (e) preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and shareholders; and
(f) maintaining books and records of the Trust. Furthermore, the Administrator shall perform such transfer agency functions as are set forth in Appendix A hereto. In the performance of its duties under this Agreement, the Administrator will comply with the provisions of the Declaration of Trust and By-Laws of the Trust and the stated investment objective, policies and restrictions of each Series, and will use its best efforts to safeguard and promote the welfare of the Trust, and to comply with other policies which the Board of Trustees may from time to time determine. Notwithstanding the foregoing, the Administrator shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the management of the Trust's assets or the rendering of investment advice and supervision with respect thereto or the distribution of Shares of any Series, nor shall the Administrator be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any custodian or shareholder servicing agent of the Trust.

        2. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request.

        3. Liaison with Accountants. The Administrator shall act as liaison with the Trust's independent public accountants and shall provide, upon request, account analyses, fiscal year summaries and other audit-related schedules. The Administrator shall take all reasonable action in the

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performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

        4. Allocation of Charges and Expenses. The Administrator shall pay the entire salaries and wages of all of the Trust's Trustees, officers and agents who devote part or all of their time to the affairs of the Administrator or its affiliates, and the wages and salaries of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 4. Except as provided in the foregoing sentence, the Administrator shall not pay other expenses relating to the Trust including, without limitation, compensation of Trustees not affiliated with the Administrator; governmental fees; interest charges; taxes; membership dues in the Investment Company Institute allocable to the Trust; fees and expenses of the Trust's independent auditors, of legal counsel and of any custodian, distributor, shareholder servicing agent, registrar or dividend disbursing agent of the Trust; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses and statements of additional information, reports, notices, proxy statements and reports to shareholders and governmental officers and commissions; expenses of preparing and mailing agendas and supporting documents for meetings of Trustees and committees of Trustees; expenses connected with the execution, recording and settlement of portfolio security transactions; insurance premiums; fees and expenses of the Trust's custodian for all services to the Trust, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of Shares of the Trust; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of Shares of the Trust.

        5. Compensation of Administrator. For the services to be rendered and the facilities to be provided by the Administrator hereunder, the Administrator shall receive such compensation from the Trust as may from time to time be agreed upon by the Administrator and the Trust.

        6. Limitation of Liability of the Administrator. The Administrator shall not be liable for any error of judgment or mistake of law or for any act or omission in the administration or management of the Trust or the performance of its duties hereunder, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of the reckless disregard of its obligations and duties hereunder. As used in this Section 6, the term "Administrator" shall include the Administrator and/or any of its

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affiliates and the Directors, officers and employees of the Administrator and/or of its affiliates.

        7. Activities of the Administrator. The services of the Administrator to the Trust are not to be deemed to be exclusive, the Administrator being free to render administrative and/or other services to other parties. It is understood that Trustees, officers, and shareholders of the Trust are or may become interested in the Administrator and/or any of its affiliates, as Directors, officers, employees, or otherwise, and that Directors, officers and employees of the Administrator and/or any of its affiliates are or may become similarly interested in the Trust and that the Administrator and/or any of its affiliates may be or become interested in the Trust as a shareholder or otherwise.

        8. Termination. This Agreement may be terminated as to any Series at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by the Administrator, in each case on not more that 60 days' nor less that 30 days' written notice to the other party.

        9. Subcontracting by the Administrator. The Administrator may subcontract for the performance of its obligations hereunder with any one or more persons; provided, however, that the Administrator shall not enter into any such subcontract unless the Trustees of the Trust shall have approved such subcontract, and provided, further, that, unless the Trust otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions.

        10. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

        11. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Trust or each Series, as the case may be.

        12. Additional Funds. In the event that the Fund establishes one or more series of Shares, in addition to those set forth in the preamble above, with respect to which it desires to have the Administrator render services under the terms hereof, it shall so notify the Administrator in writing, and if

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the Administrator agrees in writing to provide such services, such series of
Shares shall become a Series hereunder.

        13. Miscellaneous. This agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors, to the extent permitted by law.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written. The undersigned officer of the Trust has executed this Agreement not individually, but as __________ under the Trust's Declaration of Trust, dated April 23, 1993, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Trust individually, but bind only the Trust estate.

                                    THE DIVERSIFIED INVESTORS
                                    FUNDS GROUP II



                                    By:____________________________
                                    Name:
                                    Title:


                                    DIVERSIFIED INVESTMENT
                                    ADVISORS, INC.



                                    By:____________________________
                                    Name:
                                    Title: